Cycle Country Announces 3rd Quarter Results:

3rd Quarter Net Income up 219% Compared to Last Year

Milford, IA., -- Cycle Country Accessories Corp. (AMEX: ATC), the recognized leader in developing and manufacturing a variety of products for all terrain vehicles (ATV), garden tractors, and golf carts, announced third quarter earnings that far surpass last year's results for the same period.

3rd Quarter Revenues rose 32% to $4.07 million when compared to last year's third quarter, with sales increases throughout the company's product lines. While the mainstay snowplow blade sales increased approximately $267,000, Cycle Country's efforts to diversify resulted in $439,700 of additional OEM product sales and $352,000 of additional mower sales. The third quarter revenue increases resulted from strong domestic demand and the company's continuing focus to expand into new geographic markets. Sales to distributors in Europe and Canada led to overall international sales increases of 44% year-over-year.

Despite challenges from increasing materials costs in the steel market, the company was able to achieve an overall gross margin of 26.1%, down slightly from 26.9%. Capitalizing on its tight controls on operating expenses, management reduced Selling, General and Administrative Expenses to 17.4% of revenues, compared to 22% in the prior year.

Combining the revenue increases of 32% with enhanced expense control, Cycle Country delivered 3rd Quarter Net Income of $187,763, a 219% increase over last year.

During the Nine Months ended June 30, 2004, bank borrowings were paid down by over $4,000,000, and at June 30, 2004, bank debt had a zero balance. This feat was accomplished through a combination of the company's strong Cash Flows from Operations of $975,175, the receipt of warrant proceeds of $1,500,000 and the release of $1,911,054 in restricted cash. While dramatically reducing debt, the company simultaneously increased cash by $161,406 and established a balance sheet well positioned for growth.

``We are very pleased with our operating results for the most recent quarter and the first nine months of fiscal 2004; especially, our ability to pay down the bank debt and strengthen our balance sheet,'' said Mr. Ron Hickman, CEO and President of Cycle Country Accessories. "As we head into our historically strong 4th quarter, we have taken several initiatives to capitalize on the increasing demand for our products, including a 33% increase in production and improved inventory handling and shipping capacity."


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About Cycle Country Accessories Corp.
Cycle Country, with over 50% of the worldwide market in several product categories, is the industry leader in the design and manufacturing of custom-fitting accessories for virtually every brand of utility all-terrain vehicles (ATVs). Since 1981, Cycle Country has developed an extensive line of branded recreational accessories and utility equipment including snowplows, lawnmowers, spreaders, sprayers, and hitches found at essentially all North American ATV and motorcycle dealers under the brand names: Cycle Country, Perf-form and Weekend Warrior. The Company's products are sold through 17 domestic and 19 international distributors in 37 countries throughout North America, Asia, Europe, Central and South America.
For the latest SEC filings or past news releases, visit the company's website at http://www.cyclecountry.com and click on the Investor Relations heading. Please direct any financial questions to Todd Doom at Magellan Financial Media Group, LLC. (317) 867-2839.
Cycle Country Accessories Corp: 2188 Hwy. 86, Milford, Iowa 51351,
(800) 841-2222.
This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "estimate," "potential," or future/conditional verbs such as "will," "should" and "could."

Source: Cycle Country Accessories Corp.